Exhibit 14.1 - Code of Business Conduct and Ethics Compliance Program

GULF WESTERN PETROLEUM CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS
COMPLIANCE PROGRAM

The upholding of a strong sense of ethics and integrity is of the highest importance to Gulf Western Petroleum Corporation (the "Company") and critical to its success in the business environment. The Company's Code of Business Conduct and Ethics and Compliance Program embodies the Company's commitment to such ethical principles and sets forth the responsibilities of the Company to its shareholders, employees, consultants, customers, lenders and other stakeholders. The Company's Code of Business Conduct and Ethics and Compliance Program addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

GENERAL PRINCIPLES

It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing. The Company and all its directors, officers, employees and consultants, to whom the Company's Code of Business Conduct and Ethics and Compliance Program is applicable, will conduct themselves in accordance with the standards established herein.

The Company's Code of Business Conduct and Ethics and Compliance Program outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues, which may confront the Company's personnel. Hence, it is essential that all personnel subject to the Company's Code of Business Conduct and Ethics and Compliance Program employ good judgment in the application of the principles contained herein.

CONFLICTS OF INTEREST

Directors, officers and employees of the Company are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. Generally, a "conflict of interest" is an activity that it inconsistent with or opposed to the best interest of the Company or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee.

Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors as well as the committees on which they serve.

Directors are to recuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

Set forth below is specific guidance in respect to certain conflicts of interest situations. As it is not possible to list all conflicts of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest. Company personnel who wish to obtain clarification of the Company's conflicts of interest principles or further guidance with respect to the proper handling of any specific situation should consult his or her immediate supervisor, the Company's corporate secretary or the Company's outside legal counsel.

Interest in Other Businesses: All Company's directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom the Company has relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to the Company. Permission must be obtained from the Company's president before any such individual commences an employment, business or consulting relationship with third parties with whom the Company has relationships.

Outside Directorships: All Company's directors, officers and employees may serve on the boards of directors of other profit-making organizations so long as those other companies are not in direct competition with the Company. Direct competition does not include being in the same type of resource industry business as the Company, and directors, officers and employees are not obliged to refer to the Company every opportunity they may have in the Company's area of the resource industry.

Individuals who serve as directors of other companies may retain any compensation earned from that outside directorship without accounting for same to the Company. Individuals may receive compensation (whether in the form of cash, stock or options) for service on a board of director of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization, so long as the individual discloses the compensation to the Company. All individuals must excuse themselves from any matters pertaining to the Company and the business organization of which they are directors.

Proper Payments: All individuals should pay for and receive only that which is proper. Company personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes influencing the decisions or actions of Company's personnel. No individual should give gifts beyond those extended in the context of normal business circumstances. Company personnel must observe all government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel should where possible avoid a direct reporting relationship with a family member. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.

FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission and other relevant regulatory authorities be accurate and timely. Hence, all Company personnel are obligated to provide information to ensure that the Company's publicly filed documents be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to the Company's public disclosure requirements.

The Chief Executive Officer, the President and the Chief Financial Officer of the Company have the ultimate responsibilities of ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations of the Securities and Exchange Commission and other relevant regulatory authorities. In the performance of their duties relating to the Company's public disclosure obligations, the Chief Executive Officer, the President, the Chief Financial Officer and all Company personnel must:

•	Act with honesty and integrity
•	Provide information that is accurate, complete, objective, fair and timely
•	Comply with rules and regulations of federal, state and local governments and other relevant public and private regulatory authorities
•	Act in good faith with due care, competence and due diligence
•	Respect the confidentiality of information acquired in the course of the performance of one's duties
•	Promote ethical and proper behavior in the work environment
•	Report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law of the Company's Code of Business Conduct and Ethics

INSIDER TRADING

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Regulation FD (Fair Disclosure) implemented by the Securities and Exchange Commission provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company's securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

All communications with the press associated with the Company are to be handled by through the Company President, Chairman or Chief Executive Officer.

DUTY TO REPORT INAPPROPRIATE AND IRREGULAR CONDUCT

All employees and consultants, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles and both federal and state securities laws. Any employee or consultant who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to the Company Board of Directors. Any failure to report in appropriate or irregular conduct of others is a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation or potential violation of the Company's Code of Business Conduct and Ethics and Compliance Program of another.

ENVIRONMENTAL AND OPERATIONAL ISSUES

The Company will use reasonable efforts to comply with best practices as they relate to resource and oil and gas exploration environmental issues. In particular Company officials will where practical seek guidance from knowledgeable participants and obtain governmental or other regulatory guidelines on environmental conduct of oil and gas operations so as to be familiar with and follow as much as practicable such guidelines.

All employees, consultants and subcontractors of the Company will be given strict instructions to follow all environmental laws applicable to the operations of the Company at all times. All employees, consultants and subcontractors will be encouraged to report any violation of such laws to the President upon their first opportunity.

POLITICAL CONTRIBUTIONS

No assets of the Company, including the time of Company personnel, the use of Company premises or equipment and direct or indirect monetary payments, may be contributed to any political candidate, political action committees, political party or ballot measure.

COMPLIANCE PROGRAM

Policy Acknowledgement and Periodic Compliance Affirmation. All directors, officers, employees, consultants and contractors to the Company will be required to acknowledge and confirm receipt of this Policy in a form provided in the attached Schedule A; and to periodically confirm their understanding of and their continuing compliance with this Policy.

Non-Affirmation Compliance - Acknowledgement of receipt of this Policy, its compliance requirements and the periodic confirmation of adherence thereto is mandatory for all individuals and non-compliance with the Policy or its confirmation provisions shall result in the termination of the relationship between the Company and the individual, and/or result in the suspension of and eligibility for that individual to participate incentive compensation, stock option and other similar plans.

Gulf Western Petroleum Corporation

CODE OF BUSINESS CONDUCT AND ETHICS
AND COMPLIANCE PROGRAM

Schedule A

Certification

The undersigned hereby certifies that he or she has read, understands and agrees to comply with the Company’s Code of Business Conduct and Ethics and Compliance Program.

Date:	Signed:

Name:
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Title:
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Company:
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Fax to:	Gulf Western Petroleum Corporation
(713) 979-3728
Attn: Corporate Secretary